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                                                                   EXHIBIT 10.41



                            PERSONAL AND CONFIDENTIAL

                                 March 14, 2006

Mr.
Wolverine Tube, Inc.
Corporate Headquarters
200 Clinton Avenue
Huntsville, AL  35801

         RE:   AMENDMENT TO SPLIT DOLLAR AGREEMENT DATED MAY 1, 1999

Dear :

         On July 30, 2002, the Sarbanes-Oxley Act became effective and now prohibits a public company from extending credit in the form of a personal loan to a director or executive officer. While the Securities and Exchange Commission has not provided any official guidance, our Company's interpretation and that of most public companies is that additional premium payments under life insurance policies subject to split dollar arrangements are likely to be characterized as new loans and thus prohibited by Sarbanes-Oxley. In view of this legal prohibition, we have not made additional premium payments under your Split Dollar Agreement since the enactment of Sarbanes-Oxley. Initially we were hopeful there would be a grandfathering of existing arrangements by the SEC but this now is considered very unlikely.

         Because of the Sarbanes-Oxley loan prohibitions, it is necessary that we modify the terms of your existing Split Dollar Agreement. We propose amending your Agreement as follows:

          o The Company's interest in your policy will continue and will be limited to the amount of premiums previously paid by the Company which, in your case, is $_____________. The Company's right to recover this amount and the timing of such recovery remains subject to the terms of your Agreement.

          o The Company will be responsible for the payment of all future annual premiums for your Sun Life of Canada policy on your behalf commencing _______________, 2004, and the provision in paragraph 2 of your Agreement regarding premium payments by the Company and yourself no longer will be applicable. The annual premium payment initially will be $____________ and it will be treated as additional compensation to you for federal and state income and payroll tax purposes and will be reported in the Company's proxy disclosures, if applicable. You will not be required to reimburse the Company for these future premium payments. The Company reserves the right to modify the amount of the premium payment and the period over which premiums will be paid to take into account the investment return on the policy.


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          o    The death benefit coverage under the new arrangement initially will be $_____________. An illustration of the projected death benefit and cash surrender value is attached. The illustration is only an estimate based upon an assumed investment return. Your policy is a variable universal life insurance policy and the actual investment results will necessarily vary from the projection. The Company retains the right to make the investment selections from the options available under the policy. The death benefit formula under your Agreement (i.e., function of your salary less an offset) remains applicable to determine the amount of your death benefit coverage.

          o The Company will provide you with a bonus amount that will substantially cover the tax costs to you of the Company's making future premium payments. The bonus payment will be calculated with an assumed marginal federal and state income tax rate of 35% and will be subject to required federal and state tax withholding. Following the end of each year, the Company will supplement the gross-up payment if you can demonstrate that your marginal tax rate for the preceding tax year was more than 2% higher than the assumed marginal tax rate of 35%.

         If you agree to amend the terms of your Split Dollar Agreement as described above, please sign below and return a copy of this amendment to me at your earliest convenience. Your current Split Dollar Agreement, including but not limited to the allocation of rights, termination and the collateral assignment provisions, will remain applicable except to the extent the Agreement is modified by the preceding provisions.

                                        Yours very truly,



                                        Jim Neill
                                        Director, Corporate Human Resources


                             AGREED TO AND ACCEPTED



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Witness                                      Name


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